[ISSUER FREE WRITING PROSPECTUS]
UBS Investment Bank
677 Washington Boulevard
Stamford CT 06901

FICC Structured Flow Group
Phone:                      +1 (203) 719 1515
Email:           OL-SFX-US@ubs.com
www.ubs.com

UBS Investment Bank is a business group of UBS AG
UBS Limited is a subsidiary of UBS AG

UBS V10 Currency Index with Volatility Cap
Monthly Performance Report – May 2010

Market Summary

Eurozone initiates financial stability package as dollar surges amid return to deleveraging.

Sharp declines in global risk markets while regulation risks present new challenges.

With its mixed carry position, the V10 Currency Index registered a net loss of -5.4% at month-end.

Index Description
The UBS V10 Currency Index with Volatility Cap (“V10 Strategy”, "Index" or “V10”) is a proprietary index, developed and sponsored by UBS AG (the “Index Sponsor”) that measures the performance of a notional algorithmic trading strategy designed to identify and exploit trends in G10 foreign exchange forward rates. Index levels are published daily on Bloomberg (symbol: UBFSV10V).

In lower volatility environments, this trading strategy notionally goes long the 3 highest yielding G10 currencies and short the 3 lowest yielding G10 currencies using foreign exchange contracts with tenors up to six months, which is commonly referred to as the Carry Trade. In higher volatility environments, the strategy reverses this Carry Trade, commonly referred to as a Reverse Carry Trade. The selection of the currencies and the direction of the Carry Trade are rules-based and are determined on a daily basis.

Under normal market conditions, the Index allocates 100% to the trading strategy. However, if the trading strategy experiences historical volatility above a certain defined level, the Index will reduce its allocation to the trading strategy below 100%.

Performance Influencing Factors
Global financial markets arguably had their most difficult month in over a year in May as the European sovereign debt crisis appeared to turn much more destructive than originally anticipated. What began as worries over Greece’s fiscal problems morphed into full-blown deleveraging – investors questioned sovereign and bank solvency. Although policymakers have reacted in force, questions over the prospect of the world pulling itself out of the economic downturn have resurfaced. Data was generally favorable yet investors failed to respond accordingly.

Risk liquidation took place at every turn and no asset class was spared. Even gold, which enjoyed a run up to record heights, fell sharply. The illiquid but fiscally strong currencies such as NOK, SEK and CAD were on the receiving end of de-leveraging, and investors appear reluctant to enter fresh longs as uncertainty remains.

The following table illustrates how the high and low yielding G10 currencies faired against the USD over the month.

AUD	-8.32%	European concerns led investors to question the global recovery, which hampered the Australian dollar. Data releases mixed. Downward revision of Q1 GDP.
NZD	-6.60%	The New Zealand dollar, as the AUD, came under pressure as investors unwound carry trades. Unemployment fell from 7.1% to 6.0% in Q1.

NOK	-8.92%	Norges Bank hiked benchmark deposit rate to 2% but otherwise there was very little to cheer about for NOK. Risk aversion and flight for liquidity dominated proceedings.
CHF	-7.05%	SNB was active throughout the month, with bought FX volumes comparable to China's. Overall, economic data was positive; unemployment rate fell further to 4.0%.
JPY	3.07%	Risk aversion, volatility and liquidity made the Yen surge as carry trades were unwound in force. Economic data was mixed with a consumer price index still in negative territory.
SEK	-7.61%	The Swedish krona has an even higher sensitivity to risk sentiment than the NOK, and USDSEK rallied accordingly, despite relatively buoyant fundamentals.
Source: UBS Investment Bank

Strategy Behavior
After being long carry since February 2009, the V10 switched the carry position four times in May. Amid tumultuous market conditions, the strategy outperformed its long only benchmark until the 26th, when the high yielders rallied; the strategy went long carry the following day.

The V10 registered a loss of -5.4% in May 2010. YTD 2010 performance has been -1.4%. Annualized return since inception on 6 May 2009 has been 9.0%.

Graph 1: V10 and S&P 500 performance in May 2010

Source: Bloomberg, UBS Investment Bank

Note: For illustration purposes only

Past performance is not an indication of future performance
30 Apr – 6 May	Long: AUD, NOK, NZD ; Short: CHF, JPY, SEK
7 May – 14 May	Long: CHF, JPY, SEK ; Short: AUD, NOK, NZD
15 May – 19 May	Long: AUD, NOK, NZD ; Short: CHF, JPY, SEK
20 May – 27 May	Long: CHF, JPY, SEK ; Short: AUD, NOK, NZD
28 May	Long: AUD, NOK, NZD ; Short: CHF, JPY, SEK

[ISSUER FREE WRITING PROSPECTUS]
UBS Investment Bank
677 Washington Boulevard
Stamford CT 06901

FICC Structured Flow Group
Phone:                      +1 (203) 719 1515
Email:           OL-SFX-US@ubs.com
www.ubs.com

UBS Investment Bank is a business group of UBS AG
UBS Limited is a subsidiary of UBS AG

Hypothetical and actual Index performance
The following table/graphs show the performance of the Index, the periods of Reverse Carry Trade, the 65 day historical volatility as well as the volatility filter from Jan 1, 2000 through May 28, 2010. Because the Index was only created on May 6, 2009, the Index Sponsor, who is also the issuer of structured products and securities linked to the Index (“Issuer”), has retrospectively calculated the hypothetical levels of the Index, the hypothetical periods of Reverse Carry Trade, the hypothetical 65-day historical volatility and the volatility filter levels on all dates prior to its inception based on actual historical interest rates and forward exchange rates and implied volatilities for the currencies in the Index. Although the Issuer believes that this retrospective calculation represents accurately and fairly how the Index would have performed from Jan 1, 2000 through May 6, 2009 the Index did not, in fact, exist during that period and certain assumptions were made in performing the retrospective calculation that may have affected the Index’s hypothetical performance for this period. You should be aware that no actual investment allowing for tracking of the performance of the Index was possible at any time prior to May 6, 2009.

The historical level, the periods of Reverse Carry Trade, volatility of the Index and volatility filter levels should not be taken as an indication of future performance, and no assurance can be given as to the Index level on any given date.
Index Performance by Month
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
2000	1.5%	1.4%	0.6%	2.3%	2.2%	0.8%	1.3%	-0.9%	-2.8%	-2.2%	2.5%	1.6%	8.4%
2001	2.3%	0.4%	2.0%	0.5%	-0.6%	1.7%	0.6%	1.5%	4.6%	2.1%	2.3%	1.8%	20.6%
2002	1.5%	1.4%	2.6%	0.4%	4.3%	1.9%	2.9%	3.1%	1.2%	2.4%	2.1%	0.8%	27.5%
2003	3.4%	0.8%	-0.6%	3.5%	3.4%	1.1%	-0.9%	0.9%	0.1%	1.8%	1.5%	1.8%	18.0%
2004	0.3%	1.2%	2.7%	3.4%	6.4%	0.9%	2.1%	0.3%	2.6%	-1.5%	0.4%	0.7%	21.1%
2005	2.5%	1.3%	0.7%	1.1%	-0.3%	2.3%	-0.8%	-0.4%	2.6%	1.9%	1.4%	-2.3%	10.1%
2006	0.7%	0.3%	-3.3%	-2.4%	2.8%	1.5%	2.2%	3.4%	0.5%	1.6%	-1.6%	3.1%	8.8%
2007	1.0%	0.4%	1.5%	1.9%	2.0%	3.2%	-1.0%	3.2%	1.4%	-4.8%	3.9%	-4.3%	8.3%
2008	3.0%	-0.4%	1.6%	-1.7%	1.7%	-0.8%	-0.2%	-3.7%	3.6%	10.7%	3.3%	3.8%	22.1%
2009	2.8%	-5.4%	8.6%	1.4%	3.6%	3.1%	-0.5%	0.9%	2.3%	2.8%	-3.0%	3.0%	20.6%
2010	-0.2%	-1.1%	2.8%	2.9%	-5.4%								-1.4% 1)
1) Total return YTD 2010
Source: UBS Investment Bank

Graph 2: Index performance and 65 day actual volatility	Graph 3: Index performance and volatility filter

Source: UBS Investment Bank

[ISSUER FREE WRITING PROSPECTUS]
UBS Investment Bank
677 Washington Boulevard
Stamford CT 06901

FICC Structured Flow Group
Phone:                      +1 (203) 719 1515
Email:           OL-SFX-US@ubs.com
www.ubs.com

UBS Investment Bank is a business group of UBS AG
UBS Limited is a subsidiary of UBS AG

Actual performance of products linked to the V10 Currency Index

The following table shows current V10-linked offerings and their respective performance for end of month May 2010.

Historical price levels are indicative. Past performance should not be taken as an indication of future performance, and no assurance can be given as to the performance of any product on any given day.

Products and their monthly performance
ISIN	Product Description	Trade Date	Expiry Date	Feb-10	Mar-10	Apr-10	Total Return1)
US9026616022	Performance Securities, 115%	23-Dec-2009	24-Dec-2012	10.10	10.33	9.83	-1.70%
US9026616857	Performance Securities, 115%	4-Jan-2010	3-Jan-2013	9.88	10.11	9.63	-3.70%
US9026617012	Performance Securities, 115%	26-Jan-2010	24-Jan-2013	10.13	10.39	9.93	-0.70%
US9026617764	Performance Securities, 115%	23-Feb-2010	25-Feb-2013	10.25	10.50	10.04	0.40%
US9026618184	Performance Securities, 110%	26-Mar-2010	25-Mar-2013	n/a	10.19	9.92	-0.80%
US9026618424	Performance Securities, 108%	27-Apr-2010	25-Apr-2013	n/a	10.07	9.52	-4.80%
US9026618838	Performance Securities, 109%	25-May-2010	22-May-2013	n/a	n/a	n/a	--
1) Total return calculated relative to public issuance price
Source: UBS Investment Bank

Disclaimer

This publication is issued by UBS AG or an affiliate thereof (“UBS”).

Product of a sales/trading desk and not the Research Dept. Opinions expressed may differ from those of other divisions of UBS, including Research. UBS may trade as principal in instruments identified herein and may accumulate/have accumulated a long/short position in instruments or derivatives thereof. UBS has policies designed to manage conflicts of interest. This distribution is not an official confirmation of terms and unless stated, is not a personal recommendation, offer or solicitation to buy or sell. Any prices or quotations contained herein are indicative only and not for valuation purposes. Communications may be monitored.

Statement of Risk
Options, structured derivative products and futures are not suitable for all investors, and trading in these instruments is considered risky and may be appropriate only for sophisticated investors. Past performance is not necessarily indicative of future results. Various theoretical explanations of the risks associated with these instruments have been published. Prior to buying or selling a structured product, and for the complete risks relating to such products, you may receive documentation describing an investment and the risk considerations associated therewith.

Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information.  Activities with respect to US securities are conducted through UBS Securities LLC, a US broker dealer and a member of the Securities Investor Protection Corporation (SIPC). (http://www.sipc.org/).  An investment in any UBS issued security linked to the UBS V10 Currency Index with Volatility Cap involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the UBS V10 Currency Index with Volatility Cap. Any UBS security linked to the UBS V10 Currency Index with Volatility Cap will be sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, related to the UBS V10 Currency Index with Volatility Cap) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest in any UBS security linked to the Index, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-800-722 7270).  In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.  UBS Financial Services Inc. is a registered broker-dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the unauthorized redistribution of this material and accepts no liability whatsoever for the unauthorized actions of third parties in this respect.

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